Exhibit 99.2

Alarm.com Prices $435.0 Million 0% Convertible Senior Notes Offering (Up 47.5% Conversion Premium)

TYSONS, Va.--(BUSINESS WIRE)-- Alarm.com (Nasdaq: ALRM) announced today the pricing of $435.0 million aggregate principal amount of 0% Convertible Senior Notes due 2026 (the “notes”) in a private placement (the “offering”) to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). Alarm.com has increased the size of the offering from $350.0 million to $435.0 million (or $500.0 million if the initial purchasers’ option to purchase additional notes is exercised in full as described in following paragraph).

Alarm.com has also granted the initial purchasers of the notes an option to purchase, within a 13-day period beginning on, and including, the date on which the notes are first issued, up to an additional $65.0 million aggregate principal amount of notes from Alarm.com. The sale of the notes is expected to close on January 20, 2021, subject to customary closing conditions.

The notes will be general unsecured obligations of Alarm.com and will not bear regular interest, and the principal amount of the notes will not accrete. The notes will mature on January 15, 2026, unless earlier converted, redeemed or repurchased.

Use of Proceeds: Alarm.com estimates that the net proceeds from the offering will be approximately $421.3 million (or approximately $484.3 million if the initial purchasers exercise their option to purchase additional notes in full) in net proceeds to Alarm.com after deducting the initial purchasers’ discounts and commissions and estimated offering expenses payable by Alarm.com. Alarm.com expects to use the net proceeds from the offering to repay all outstanding borrowings under, and terminate, its credit agreement and for working capital and other general corporate purposes. Alarm.com may use a portion of the proceeds from the offering for acquisitions or strategic investments in complementary businesses or technologies, although it does not currently have any plans for any such acquisitions or investments. If the initial purchasers exercise their option to purchase additional notes, Alarm.com expects to use the net proceeds from the sale of the additional notes for other general corporate purposes as described above.

Additional Details for the 0% Convertible Senior Notes due 2026

The notes will be convertible at the option of the holders in certain circumstances. Upon conversion, Alarm.com will pay or deliver, as the case may be, cash, shares of Alarm.com’s common stock or a combination of cash and shares of Alarm.com’s common stock, at its election. The initial conversion rate is 6.7939 shares of Alarm.com’s common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $147.19 per share of Alarm.com’s common stock, which represents a conversion premium of approximately 47.5% to the last reported sale price of Alarm.com’s common stock on The Nasdaq Global Select Market on January 14, 2021), and will be subject to customary anti-dilution adjustments.

Alarm.com may not redeem the notes prior to January 20, 2024. Alarm.com may redeem for cash all or any portion of the notes, at its option, on or after January 20, 2024 if the last reported sale price of Alarm.com’s common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which Alarm.com provides notice of redemption at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid special interest, if any, to, but excluding, the redemption date.

If Alarm.com undergoes a “fundamental change,” subject to certain conditions and limited exceptions, holders may require Alarm.com to repurchase for cash all or any portion of their notes at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid special interest, if any, to, but excluding, the fundamental change repurchase date. In addition, following certain corporate events that occur prior to the maturity date of the notes or if Alarm.com delivers a notice of redemption in respect of some or all of the notes, Alarm.com will, in certain circumstances, increase the conversion rate of the notes for a holder who elects to convert its notes in connection with such a corporate event or convert its notes called (or deemed called) for redemption during the related redemption period, as the case may be.

The notes and any shares of Alarm.com’s common stock issuable upon conversion of the notes have not been and will not be registered under the Securities Act, any state securities laws or the securities laws of any other jurisdiction, and unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws.

This press release is neither an offer to sell nor a solicitation of an offer to buy any of these securities nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification thereof under the securities laws of any such state or jurisdiction.

About Alarm.com

Alarm.com is the leading platform for the intelligently connected property. Millions of consumers and businesses depend on Alarm.com's technology to manage and control their property from anywhere. Our platform integrates with a growing variety of Internet of Things (IoT) devices through our apps and interfaces. Our security, video, access control, intelligent automation, energy management, and wellness solutions are available through our network of thousands of professional service providers in North America and around the globe.

Forward-Looking Statements

This press release contains “forward-looking” statements that involve risks and uncertainties, including statements concerning the proposed terms of the notes, the completion, timing and size of the proposed offering of the notes and the anticipated use of proceeds from the offering. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual events to differ materially from Alarm.com’s plans. These risks include, but are not limited to, market risks, trends and conditions, and those risks included in the section titled “Risk Factors” in Alarm.com’s Securities and Exchange Commission (“SEC”) filings and reports, including its Annual Report on Form 10-K for the year ended December 31, 2019, its Quarterly Report on Form 10-Q for the quarter ended September 30, 2020 and other filings that Alarm.com makes from time to time with the SEC, which are available on the SEC’s website at www.sec.gov. All forward-looking statements contained in this press release speak only as of the date on which they were made. Alarm.com undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Contacts

Investor Relations:

David Trone

Alarm.com

dtrone@alarm.com

Media Relations:

Matthew Zartman

Alarm.com

mzartman@alarm.com

Source: Alarm.com Holdings, Inc.